Exhibit 99.1


Integrated Defense Technologies, Inc. (ticker: IDE, exchange: New York Stock Exchange) News Release - February 27, 2003
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Integrated Defense Technologies, Inc. Retains Investment Banking Firm to
Explore Strategic Alternatives

HUNTSVILLE, Ala., Feb 27, 2003 (BUSINESS WIRE) -- Integrated Defense Technologies, Inc. (NYSE: IDE), a leading developer and provider of advanced electronics and technology products to the defense and intelligence industries, announced today that it has retained Bear, Stearns & Co. Inc. to assist the Company's Board of Directors in evaluating strategic alternatives in order to maximize shareholder value.

Robert B. McKeon, Chairman of Integrated Defense Technologies said, "Having closed 2002 with record revenues, 13% organic growth, and industry leading EBITDA margins, IDT has reached a strategic crossroads in its development at the very moment that the defense sector is undergoing rapid transformation. Given that combination of factors, we have asked Bear Stearns to assist us in evaluating all of the alternatives that are currently available to enhance shareholder value. The Company has a portfolio of outstanding businesses and prospects, including a leading position in a number of new technologies that have applications in both the Future Combat Systems and Homeland Security. It is the Board's goal, at the end of this process, to make a decision, based on the advice of Bear Stearns, on which direction to take the Company that will maximize shareholder value."

Integrated Defense Technologies is a leading developer and provider of advanced electronics and technology products to the defense and intelligence industries. Its products are installed on or used in support of a wide array of military platforms to enhance their operational performance or extend their useful life. Its products are incorporated into approximately 250 programs, which, in turn, are installed on or support over 275 platforms. Integrated Defense employs more than 2,000 people in the United States and Canada.

Forward-Looking Statements

This press release contains statements that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations, estimates and projections about the Company's business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including those described above and the following: changes in demand for the Company's products, product mix, the timing of customer orders and deliveries, the impact of competitive products and pricing, difficulties encountered in the integration of acquired businesses and other risks discussed from time to time in the Company's Securities and Exchange Commission filings and reports. In addition, such statements could be affected by general industry and market conditions and growth rates, the availability of government funding, and general domestic and international business and political conditions. Such forward-looking statements speak only as of the date on which they are made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.

CONTACT:          Integrated Defense Technologies
                  William E. Collins, 256/895-2339